For Immediate Release

Contact:
Yongye International, Inc.	CCG Investor Relations, Inc.
Mr. Larry Gilmore -VP of Corporate Strategy	Mr. Crocker Coulson, President
Phone: +86-10-8232-8866 x 8880	Phone: +1-646-213-1915 (New York)
E-mail: larry.gilmore@gmail.com	E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com

Yongye International Announces Third Quarter 2009 Results

•	Net revenue increased 60.9% to $29.3 million

•	Operating income grew 133.9% to $11.8 million

BEIJING, November 16, 2009 - Yongye International, Inc. (NASDAQ: YONG), (“Yongye or “the Company”) a leading manufacturer, developer and distributor of Shengmingsu brand plant and animal nutrient products in the People's Republic of China (PRC), today reported its financial results for the quarter ended September 30, 2009.

Third Quarter 2009 Highlights
•	Revenue increased 60.9% year-over-year to $29.3 million
•	Gross profit increased 77.5% year-over-year to $15.8 million, or 54.1% of sales
•	Operating income grew 133.9% year-over-year to $11.8 million
•	Net loss of $7.0 million, or $0.22 per fully diluted share, as compared to net income of $8.1 million, or $0.20 per fully diluted share in the same period last year
•
Non-GAAP adjusted net income, excluding the charge associated with the increase in fair value of warrants was $8.8 million, or $0.27 per diluted share, as compared to $4.5 million, or $0.20 per diluted share, in the comparable period of 2008

•	Expanded branded store network by 40% to 7,000 stores, from the end of the second quarter of 2009
•	Began trading on the Nasdaq Global Select Market in September 2009

“During the third quarter of 2009, we achieved excellent revenue growth, benefiting from strong demand in existing markets and successful entries into new ones,” commented Mr. Zishen Wu, Chief Executive Officer. “Leveraging our unique distribution model and integrated marketing campaign, we expanded our branded store distribution network by 40% to approximately 7,000 stores at the end of the third quarter. In September 2009, we successfully upgraded to the NASDAQ Global Select Market with a new stock symbol, ‘YONG’. We will continue to improve our operations and governance to meet the stringent requirements of the NASDAQ Global Select Market and to increase shareholder value.”

Third Quarter 2009 Results

During the three months ended September 30, 2009, total revenue increased 60.9% to $29.3 million, as compared to $18.2 million during the same period of 2008, primarily due to the overall increase in market demand in existing markets and strong growth in new markets. During the third quarter of 2009, the retail network of branded stores increased to approximately 7,000 from 5,000 at the end of the second quarter of 2009.

Gross profit increased 77.5% to $15.8 from $8.9 million in the comparable period last year. Gross margin increased 510 basis points to 54.1%, as compared to 49.0% in the same period of 2008, as a result of increased economies of scale gained after transitioning the manufacturing process in-house.

Selling, general and administrative expenses, including research and development, increased 4.8% to $4.1 million, from $3.9 million in the same period of 2008. Total expenses were relatively flat as a result of a $0.8 million decrease in selling expenses, but were offset by higher expenses related to salaries and professional fees associated with being a publicly-traded company.

Yongye recorded $69,871 in research and development expenses, reflecting the Company’s continued efforts to strengthen and further expand its Shengmingsu branded product offerings. In the comparable period of 2008, the Company recorded no research and development expenses.

Income from operations increased 133.9% to $11.8 million, from $5.0 million during the third quarter of 2008. Operating income margin increased 12.6 percentage points to 40.2% from 27.6% in the comparable period last year.

Yongye recently adopted EITF 00-19, whereby the Company now accounts for its warrants, issued to investors and its placement agent as part of the Company’s private placement financings in April 2008, September 2008, and May 2009, as a derivative liability measured at fair value through earnings. The non-cash $15.8 million charge taken to other expenses due to the change in fair value of the warrants during the third quarter of 2009 resulted from the significant increase in Yongye’s closing stock price from $3.61 per share on June 30, 2009 to $8.35 on September 30, 2009.

Provision for income taxes for the three months ended September 30, 2009 was $3.1 million as compared to $0.2 million in the corresponding period of 2008. For the year ended December 31, 2008, the Company’s sole operating subsidiary, Yongye Nongfeng was only subject to a business tax rate of 1.25% of its gross revenue, which was applied to small to medium enterprises in the local development zone.  However, effective January 1, 2009, the Company began to accrue for taxes at the national,  statutory, enterprise income tax rate of 25% of its assessable income in accordance with the relevant income tax rules and regulations of the PRC.

For the third quarter of 2009, largely due to the non-cash charge associated with the increase in fair value of derivatives, the Company reported a net loss of $7.0 million, or $0.22 per fully diluted share, as compared to net income of $8.1 million, or earnings per diluted share of $0.20.

Non-GAAP adjusted net income which excludes the increase in fair value of the warrants was $8.8 million, or $0.27 per share on a fully diluted basis, as compared to non-GAAP adjusted net income of $4.5 million, or $0.20 per share on a fully diluted basis, in the same period of 2008.

The diluted weighted average number of shares outstanding increased from 22,807,756 in the third quarter of 2008 to 32,730,054 in the third quarter of 2009, as a result of additional shares issued in private placements in September 2008 and May 2009.

Nine Month Results

Net revenue increased 94.7% to $88.0 million in the nine months ended September 30, 2009, from $45.2 million in the comparable period of 2008. Gross profit increased 98.8% to $46.7 million, from $23.5 million in the comparable period of 2008. Gross profit margin increased 110 basis points to 53.1%, from 52.0% in the same period last year. Income from operations increased 110% to $31.0 million, as compared to $14.8 million in the same period last year. Operating margin expanded 260 basis points to 35.3% from 32.7% in the comparable period in 2008. Net income was $2.3 million, or $0.08 per fully diluted share, as compared to $13.7 million, or $0.69 per fully diluted share, in the nine months ended September 30, 2008.

Non-GAAP adjusted net income, which excludes the charge for the increase in fair value of the warrants, was $23.2 million, or $0.78 per share on a fully diluted basis in the first nine months of 2009, as compared to non-GAAP adjusted net income of $12.2 million, or $0.69 per share on a fully diluted basis, in the same period of 2008.

The diluted weighted average number of shares outstanding increased from 17,699,747 in the nine months ended September 30, 2008 to 29,926,052 in the nine months ended September 30, 2009, as a result of additional shares issued in private placements in September 2008 and May 2009.

Financial Condition

As of September 30, 2009, the Company recorded total assets of $87.6 million, compared to $34.5 million as of December 31, 2008. Working capital increased to $31.4 million from $23.3 million at the end of 2008. Stockholders' equity, excluding noncontrolling interest, totaled $38.8 million as of September 30, 2009, compared to $27.3 million at the end of 2008.

As of September 30, 2009, cash totaled $3.5 million, compared to $4.5 million on December 31, 2008. Accounts receivable totaled $43.3 million at the end of the third quarter of 2009, up from $2.7 million as of December 31, 2008. The increase in accounts receivable is due in part to the high level of sales throughout the second and third quarters. It is customary in China's agriculture industry to extend credit terms which allow distributors to pay over a longer period of time. As of September 30, 2009, Yongye did not have any accounts receivable that were uncollected beyond 180 days. Inventory increased from $20.7 million at the end of 2008 to $31.0 million at the end of the third quarter of 2009. The Company anticipates strong sales growth in subsequent periods and therefore has begun to accumulate more inventories of raw materials and finished goods.

Recent Events

In November of 2009, one of the independently owned Yongye branded stores set a new, single store, one-day sales record for Shengmingsu branded plant products by selling 25,163 bottles for approximately $50,000.

In October 2009, Yongye Shengmingsu branded nutrient products were featured on the China Central Television (CCTV) English Channel for the Chinese National Day celebration. CCTV broadcasted a comprehensive program on China's agricultural achievements, farming reforms and policies over the past 60 years that included a segment on Shengmingsu as an example of current domestic innovation in the organic farming sector. Please seen Yongye’s homepage for links to this video.

In October 2009, Yongye raised its 2009 annual revenue guidance to $94-$95 million which represents a 96%-98% increase over 2008 results. The Company also provided guidance for 2009 annual pre-tax income from operations of $30-$31 million, which represents an increase of 119%-126% over 2008 results, and for 2009 annual pre-tax operating income margin of approximately 32%-33%.

In October 2009, Yongye completed the restructuring plan required by its September 2008 financing. The Company is now a fully integrated manufacturer, having acquired the land, buildings, equipment, and fertilizer license of its predecessor, Inner Mongolia Yongye.

In October 2009, Yongye announced its 2010-2012 strategic plan. The Company expects to achieve at least 50% growth in revenue during each of the next three years through a strategy focused on geographic expansion into new markets, increased penetration in existing markets, additional marketing and brand-building efforts, and expanded production capacity. The Company also intends to improve its cost structure and gain greater control of its supply and distribution through vertical integration so as to enhance its profit margins.

In previous financings the company issued warrants in conjunction with the purchase of common stock and as of September 30, 2009, there were 2,914,827 warrants outstanding. Between October 1, 2009 and November 12, 2009, the holders of 1,924,309 warrants exercised their warrants, resulting in the issuance of 1,653,548 shares of common stock. Roth Capital, the placement agent, also exercised 246,224 warrants for 198,247 shares of common stock. Approximately 990,518 warrants remain outstanding after these transactions. Management anticipates that the decrease in the number of outstanding warrants in the Company’s capital structure will ultimately benefit the Company by decreasing its accounting liability caused by the derivative nature of the warrants.

Business Outlook

As announced on October 22, 2009, Yongye expects to generate $94-$95 million in revenue for full-year of 2009. In addition, Yongye re-affirms its 2009 annual pre-tax income from operations guidance of $30-$31 million and 2009 annual pre-tax operating income margin guidance of approximately 32%-33%.

“Our business has achieved significant growth in the first nine months of 2009. The recently updated annual guidance further reflects our confidence in our ability to achieve a successful fourth quarter of 2009. With the previously announced 2010-2012 strategic plan, we intend to strengthen our market leadership through geographic expansion, deeper market penetration, and stronger productivity. As a result, we expect to grow revenues 50% annually during this period while expanding our profit margins. We have begun the process of examining upstream and downstream acquisition opportunities in order to integrate our value chain and obtain higher profitability for our business. Although third quarter GAAP net income was significantly affected by the non-cash charged related to the change in the fair value of the warrants we issued during 2008 and 2009 financings, we have been pro-actively taking steps to resolve this issue,” stated Mr. Wu.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern time on November 16, 2009 to discuss its third quarter 2009 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1-888-419-5570. International callers should dial +1-617-896-9871. The conference pass code is 120 619 18.  For those who are unable to participate in the conference call at the time of the call, a replay will be available for fourteen days after the call is held. To access the replay, please dial +1-888-286-8010. International callers should dial +1-617-801-6888. The replay pass code is 402 454 82.

Interested parties may also listen to the live conference call via webcast and access the replay by visiting http://www.yongyeintl.com/webcast.html.

Use of Non-GAAP Financial Measures

This press release and the related conference call contain non-GAAP financial measures, called non-GAAP adjusted net income, as described above.  .

The Company defines non-GAAP adjusted net income as net income adjusted for the impact of charges associated with the Company’s increase/(decrease) in fair value of derivative liabilities related to outstanding warrants. The Company believes that the presentation of these non-GAAP financial measures provides useful information to its investors and lenders because these measures allow for more accurate comparisons of operating results from period-to-period, enhance the overall understanding of the Company’s financial performance and provide greater insight into the prospects for the Company’s ongoing business operations. Moreover, the Company also believes it is appropriate to exclude costs associated with the increase/(decrease) in fair value of derivative liabilities related to outstanding warrants because these charges are excluded from management’s assessment of the Company’s operating performance and are not related to the Company’s ongoing business operations. In addition, the Company excludes these charges described above in its calculations to determine its ability to borrow additional funds to finance or expand its operations.

The Company believes that by reporting these measures, it provides insight and consistency in its financial reporting and presents a basis for comparison of its business operations between current, past and future periods. In addition, the measures provide a basis for the Company to compare its financial results to those of other comparable publicly traded companies and are used by management to plan and forecast its business.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with U.S. GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of GAAP to non-GAAP net income and adjusted EBITDA, which are set forth below.

About Yongye International, Inc.

Yongye International, Inc., headquartered in Beijing, is engaged in the manufacturing, development, distribution and sales of Shengmingsu brand plant and animal nutrient products. The Company's patented and patent pending formulas and proprietary extraction processes allow it to create products that increase crop yields and improve the health of livestock. Its sole operating subsidiary, Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd., is headquartered in Beijing with administrative and sales offices located in Inner Mongolia, People's Republic of China. For more information, please visit the Company’s website at http://www.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

–FINANCIAL TABLES FOLLOW—

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

SALES
External customers	$29,279,473	$18,202,940	$85,766,709	$45,189,579
Related party	-	-	2,220,083	-

TOTAL SALES	29,279,473	18,202,940	87,986,792	45,189,579

COST OF SALES	13,435,326	9,278,944	41,274,810	21,697,964

GROSS PROFIT	15,844,147	8,923,996	46,711,982	23,491,615

SELLING EXPENSES	2,644,715	3,440,036	11,715,707	7,437,513

RESEARCH & DEVELOPMENT EXPENSES	69,871	-	1,482,888	-

GENERAL AND ADMINISTRATIVE EXPENSES	1,365,075	453,683	2,495,797	1,265,808

INCOME FROM OPERATIONS	11,764,486	5,030,277	31,017,590	14,788,294

OTHER EXPENSES/(INCOME)
Interest expense/(income), net	9,080	(65,785)	25,538	(66,563)
Other expenses /(income), net	(174,593)	340,087	(187,330)	726,927
Increase/(decrease) in fair value of derivative liabilities	15,836,189	(3,618,579)	20,905,136	(1,464,256)

TOTAL OTHER EXPENSES/(INCOME), NET	15,670,676	(3,344,277)	20,743,344	(803,892)

(LOSS)/INCOME BEFORE PROVISION FOR INCOME TAXES	(3,906,190)	8,374,554	10,274,246	15,592,186

PROVISION FOR INCOME TAXES	3,089,047	227,537	7,836,270	822,302

NET (LOSS)/INCOME	(6,995,237)	8,147,017	2,437,976	14,769,884

LESS: NET INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	46,028	57,421	128,284	1,092,426

NET (LOSS)/INCOME ATTRIBUTABLE TO YONGYE INTERNATIONAL, INC.	(7,041,265)	8,089,596	2,309,692	13,677,458

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	60,402	5,199	71,597	419,970

COMPREHENSIVE (LOSS)/INCOME	(6,934,835)	8,152,216	2,509,573	15,189,854

LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	46,330	57,473	128,649	1,138,623

COMPREHENSIVE (LOSS)/INCOME ATTRIBUTABLE TO YONGYE INTERNATIONAL, INC.	$(6,981,165)	$8,094,743	$2,380,924	$14,051,231

Net (loss)/income per share:
Basic	$(0.22)	$0.37	$0.08	$0.80
Diluted	$(0.22)	$0.20	$0.08	$0.69
Weighted average shares used in computation:
Basic	32,730,054	21,594,470	29,926,052	17,194,563
Diluted	32,730,054	22,807,756	29,926,052	17,699,747

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008

CURRENT ASSETS
Cash	$3,508,408	$4,477,477
Accounts receivable, net - third parties	43,349,508	2,748,042
Inventories	30,954,407	20,708,193
Advance payments	305,807	44,051
Due from a related party	-	192,741
Prepaid expenses	124,040	189,478
Other receivables	315,051	680,752
Total Current Assets	78,557,221	29,040,734

PROPERTY AND EQUIPMENT, NET	8,960,365	5,368,074

INTANGIBLE ASSETS, NET	87,712	95,453

TOTAL ASSETS	$87,605,298	$34,504,261

CURRENT LIABILITIES
Long-term loans - current portion	$211,766	$167,652
Accounts payable - related party	5,424,246	46,739
Accounts payable - third parties	6,628,883	-
Income tax payable	7,288,478	219,366
Advance from customers	137,671	1,869,400
Accrued expenses	2,809,713	583,880
Due to a related party	1,443,489	-
Other payables	906,511	774,526
Derivative liabilities – fair value of warrants	22,277,122	2,107,931
Total Current Liabilities	47,127,879	5,769,494

LONG-TERM LOANS	341,554	230,121

EQUITY
Common stock: par value $.001; 75,000,000 shares authorized; 32,803,173 shares issued and outstanding at September 30, 2009 and 26,760,258 shares issued and outstanding December 31, 2008	32,803	26,760
Additional paid-in capital - Common stock	22,749,207	13,633,604
Retained earnings	15,620,486	13,310,794
Accumulated other comprehensive income	400,677	329,445
Total Equity of the Company’s Shareholders	38,803,173	27,300,603
Noncontrolling interest	1,332,692	1,204,043
Total Equity	40,135,865	28,504,646

TOTAL LIABILITIES AND EQUITY	$87,605,298	$34,504,261

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2009	September 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,437,976	$14,769,884
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	385,337	115,541
Reversal of bad debt provision	(305,338)	-
Increase/(decrease) in fair value of derivative liabilities	20,905,136	(1,464,256)
Changes in assets and liabilities:
Accounts receivable - third parties	(40,270,694)	(20,628,654)
Accounts receivable - related party	23	-
Inventories	(10,190,333)	(2,046,871)
Advance payments	(116,740)	(273,630)
Due from a related party	-	(954,735)
Prepaid expenses	65,754	-
Other receivables	366,797	(1,247,729)
Accounts payable- related party	5,569,674	(13,471)
Accounts payable- third parties	6,625,498	-
Income tax payable	7,065,369	414,009
Advance from customers	(1,733,928)	120
Accrued expenses	2,223,070	1,498,297
Due to a related party	33	1,626,548
Other payables	130,611	85,783

Net Cash Used in Operating Activities	(6,841,755)	(8,119,164)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(2,655,816)	(3,493,192)
Addition to intangible assets	-	(122,899)
Net Cash Used in Investing Activities	(2,655,816)	(3,616,091)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans	276,331	205,028
Repayment of bank loans	(121,877)	-
Proceeds from common stock and warrants issued	9,222,157	19,450,651
Payment for common stock issuance costs	(836,456)	(1,461,659)
Net Cash Provided by Financing Activities	8,540,155	18,194,020
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	(11,653)	380,656
NET (DECREASE)/INCREASE IN CASH	(969,069)	6,839,421
CASH– BEGINNING	4,477,477	8,137
CASH - ENDING	$3,508,408	$6,847,558

Supplemental cash flow information:
Cash paid for income taxes	770,652	424,725
Cash paid for interest expense	33,236	-
Noncash investing and financing activities:

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL DATA

	For the three months ended						For the nine months ended
	30-Sep-09			30-Sep-08			30-Sep-09			30-Sep-08
	Net Income/(Loss) Attributed to Yongye International, Inc.	Diluted EPS		Net Income/(Loss) Attributed to Yongye International, Inc.	Diluted EPS		Net Income/(Loss) Attributed to Yongye International, Inc.	Diluted EPS		Net Income/(Loss) Attributed to Yongye International, Inc.	Diluted EPS

Amount per consolidated statement of operations	(7,041,265)	(0.22)		8,089,596	0.20		2,309,692	0.08		13,677,458	0.69
Change in fair value of derivative liabilities	15,836,189	0.48	**	(3,618,579)	-	*	20,905,136	0.70	**	(1,464,256)	-	*
Adjusted amount (Non-GAAP)	8,794,924	0.27		4,471,017	0.20		23,214,828	0.78		12,213,202	0.69

*
Diluted EPS calculation in accordance with GAAP (FASB No. 128) requires the reversal of gain or loss from the change in fair value of derivative liabilities in the numerator, and an increase in the number of common shares of ordinary shares equivalents outstanding in the denominator (See September 30, 2009 Financial Statements Note 12). Therefore, the change in fair value of derivative liabilities is not reversed again when calculating Non-GAAP diluted EPS for three and nine months ended September 30, 2008.

**
In the diluted EPS calculation in accordance with GAAP for three and nine months ended September 30, 2009, the gain or loss from the change in fair value of derivative liabilities in the numerator was not reversed, as this effect would have been anti-dilutive. Therefore, the change in fair value of derivative liabilities is reversed when calculating Non-GAAP diluted EPS for three and nine months ended September 30, 2009.